EXHIBIT 99.1

                           Carolina First Corporation
                                  P.O. Box 1029
                              Greenville, SC 29602
                                  864/255-4919

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NEWS RELEASE


DATE:                      December 3, 1997

CONTACT:                   William S. Hummers III
                           Mary M. Gentry

TO:                        News Media
RELEASE DATE:              Immediate


                 CAROLINA FIRST ANNOUNCES DISMISSAL OF LAWSUITS

GREENVILLE, SC - Carolina First Corporation (Nasdaq/NM:CAFC) today announced that an action brought in state court in Greenville County by minority shareholders of Carolina First Corporation against Carolina First Corporation, Carolina First Bank and certain of their officers and directors was dismissed in its entirety without leave to amend by an order of court filed December 1, 1997. The action was brought as a suit for the benefit of the Company challenging actions by the Board in a number of transactions, including bonuses to certain of its officers. In dismissing the complaint, the Court held that the plaintiffs failed to make a sufficient pre-suit demand on the Company's board of directors and also failed to allege that the Board's refusal to take action was wrongful. The Court noted the absence of necessary allegations that such refusal was the result of bad faith, fraud, self-dealing or unconscionable conduct, and the concession of the plaintiffs that they could not make any such allegation in good faith. The Court stated that the vast majority of the board was disinterested with respect to the actions in question, saying that "the plaintiffs have failed to plead any facts that call into question those directors' abilities to evaluate the plaintiffs' claims fairly."

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The court order further noted that a separate class action suit by other shareholders of Carolina First Corporation, which related to the acquisition by Carolina First Corporation of Midlands National Bank, would voluntarily be dismissed by plaintiffs' counsel.

Mack I. Whittle, Jr., President and CEO of Carolina First Corporation, stated, "We are very pleased with this outcome. We believed all along that we were right."

Carolina First Corporation, headquartered in Greenville, South Carolina, is the largest independent bank holding company in South Carolina with assets of $2.1 billion and 65 banking offices throughout the state. Its four subsidiaries are Carolina First Bank (CFB), a state-chartered commercial bank; Carolina First Mortgage Company (CFMC), a mortgage banking operation; Blue Ridge Finance Company, an automobile finance company; and CF Investment Company, a small business investment company. CFB is the largest South Carolina-based commercial bank, and CFMC is the second largest mortgage loan servicer in South Carolina. Through its subsidiaries, Carolina First provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First's common stock trades on the Nasdaq National Market under the symbol CAFC. Additional information about Carolina First is available on its web site at www.carolinafirst.com.

                                    ***END***

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